Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 24, 2021, with respect to the consolidated financial statements and internal control over financial reporting of Select Energy Services, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2020, which are contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

January 5, 2022